EXHIBIT 10.35
Borders Group
100 Phoenix Drive
Ann Arbor, MI 48108
t: 734-477-1798
f: 734-477-4943
January 8, 2007
Rob Gruen
4313 W. Woodmere Rd.
Tampa, FL 33609
Dear Rob:
Congratulations and welcome to Borders! We believe that with your talent and experience you will make a significant contribution to the success of the Borders team.
This letter (as supplemented by the attached “Proposed Offer Sheet”) is to confirm our offer and your acceptance of employment as the Executive Vice President, Merchandising and Marketing, reporting to George Jones. As discussed, your start date will be February 5, 2007, and your biweekly salary will be $18,269.24. Your performance and salary will be reviewed annually with your next performance review occurring in 2008.
You will receive a signing bonus of $50,000 (minus the amount of applicable withholding taxes) and relocation assistance as provided in the attached description. In exchange, you agree that if you voluntarily terminate your employment with Borders Group, Inc. (BGI) in one year or less, other than for “good reason” (as defined below), you will repay the full amount of $50,000 (minus the amount of applicable withholding taxes) plus the amount of relocation assistance received. As used in this agreement, “good reason” means termination of your employment because of any of the following events, if it takes place without your advance written consent, which may be granted or withheld in your sole and absolute discretion:
(1)	a diminution in your title or duties;

(2)	a reduction in your salary, compensation or benefits;

(3)	the requirement that you relocate your residence outside of the metropolitan Ann Arbor, Michigan area; or

(4)	BGI’s breach of this agreement or any other agreement between you and BGI.
An annual incentive bonus plan will supplement your base salary with a target bonus potential of 80% of your base salary and a maximum potential bonus of 160% of your base salary. Payouts under this plan are based on the financial performance of you and BGI. For fiscal 2007, $190,000 (50% of target bonus) will be guaranteed and will be payable at the time 2007 bonuses are paid.
You will also be a participant in the Borders Group, Inc. 2004 Long-Term Incentive Plan (the “Plan”). Under this Plan you will be eligible for the following:
▪	You will be issued a restricted stock share grant for 12,500 shares of Borders Group, Inc. stock on the first business day of the calendar month following your start date.

▪	You will be issued a non-statutory stock option grant for 30,000 options and a restricted share grant for 7,500 shares of Borders Group, Inc. stock on the date that annual grants for Officers are made in 2007 (approximately the first business day in April).

Rob Gruen

•	You will be given the opportunity to make a one-time restricted stock purchase of up to $1 million at a 20% discount to the Fair Market Value of BGI stock on your hire date. You will receive a tandem stock option grant if you purchase stock. You will be granted one option for every share purchased up to a maximum of 25,000 options.

•	Annually, the Management Stock Purchase Right under the Plan allows you to use up to 100% of your annual incentive bonus (with a minimum purchase requirement of 20% of your bonus) to make a restricted stock purchase. The discount on this purchase is 20%, 30% or 40% depending on the number of years (2, 3, or 4 years respectively) from the purchase date that you choose to have the shares restricted.
In the event of any conflicts between the preceding information and the terms of the Borders Group, Inc. 2004 Long-Term Incentive Plan or the Borders Group, Inc., Annual Incentive Bonus Plan, the terms of these plans will prevail.
Please refer to the enclosed relocation summary for details of your relocation coverage.
As an officer of the Company, you will be covered by a severance agreement in the attached hereto.
Vacation: The Vacation Plan Year begins February 1 and ends January 31. As an officer you will be eligible for four (4) weeks vacation in the 2007 Vacation Plan Year.
Please refer to the Corporate Office Employee Handbook and the Benefit Plans Plan Document for further details regarding policies and benefits. If there is a conflict or discrepancy between this document and the Corporate Office Employee Handbook and/or the Benefit Plans Plan document, the above-mentioned documents will prevail.
As discussed, you should feel free to have this complete package looked at by the attorney of your choosing, and we will reimburse the cost of that review upon submission of receipts. If you have any questions, please contact me at (734) 477-1798.
Sincerely,
Dan Smith
Sr. Vice President, Human Resources
Enclosures to follow by mail:
Non-Qualified Deferred Compensation Plan
Prospectus for Long-Term Incentive Plan
Summary of Management Stock Purchase Right
Benefits information
My signature below indicates acceptance of employment as outlined in this letter.

NAME	DATE

Rob Gruen

2007 Relocation Assistance Program
Executive Vice President,
Merchandising and Marketing

Rob Gruen

Relocation Assistance Program For Vice President Level Employees
Table of Contents

Section I.	Eligibility	3

Section II.	Policy Components	4

Section III.	Home Sale Assistance	5-6

Section IV.	Destination Assistance	7-8

Section V.	Moving and Storing Household	9
	Belongings

Section VI.	Miscellaneous Expense	10
	Allowance

Section VII.	General Information	11

Section VIII.	Relocation Agreement	12

Rob Gruen

Section I. Eligibility
The relocation assistance program is intended to assist you and your family who currently reside at your primary residence with you, and will continue to live with you at your new residence. The assistance will provide help with the financial costs and personal inconvenience that can result from a move, but the assistance offered is not an entitlement.
If you and a family member currently living with you both receive an offer to work in the same new location, relocation assistance will be offered and paid to one member of the family, only.
Relocation assistance will be applicable to current and new Borders Group Inc. employees who meet all of the following requirements:
     * You are relocating at the request of management. Relocations due to requests by you are not eligible for this program.
     * You have not received BGI relocation assistance within the last full 12 months.
     * You have received the Relocation Policy, and have signed and returned the enclosed Relocation Agreement.
     * The relocation results in a change in your primary residence. This change in residence must be a reasonable distance from, and significantly improve your commute to, the new location. In addition, the relocation must meet the Internal Revenue Service (IRS) 50-mile rule, which requires that the distance from your old residence to your new work location be at least 50 miles greater than the distance from your old residence to the old work location.
The benefit provisions contained in this relocation policy are valid for a period of six months from the effective date of your acceptance (to relocate to the new location.) Expenses incurred in 2007 must be submitted by January 1, 2008 for reimbursement. All expenses must be submitted within 30 days of your six (6) month anniversary date.
In addition, you must submit evidence that the relocation has resulted in a change in your primary residence (e.g. a deed, lease or other evidence satisfactory to BGI), within thirty (30) days of your six (6) month anniversary date. In the event that you are unable to submit satisfactory evidence of your relocation, you may be required to reimburse BGI for all or a portion of your BGI relocation assistance, at BGI’s sole discretion.

Rob Gruen

Section II. Policy Components
Policy Components – Vice President Level Employees
I.	Home Sale Program (Existing Location)
A.	Realtor referrals available

B.	Coverage of reasonable closing costs — capped at $60,000 to help offset the following expenses
1.	Real estate sales commission

2.	Attorney’s fees

3.	Title fees, title policy, escrow fees, when required of the seller

4.	Mortgage prepayment penalties

5.	State and federal transfer fees and/or stamps

6.	Document preparation
II.	Home Purchase (New Location)
A.	Realtor referrals available

B.	Closing costs capped at $10,000
1.	Up to 2 discount points, including buyer loan origination fee

2.	Appraisal report, credit report, and survey fees

3.	Escrow fee, excluding insurance deposit

4.	Mortgagee’s title policy, abstract, or title guarantee

5.	Recording of mortgage and deed

6.	State transfer tax

7.	Attorney’s fee, notary fees, and document preparation fees

8.	Pest inspection fees

9.	Endorsement fees
III.	Lump Sum Allowance
A.	$75,000 (less taxes) will be provided to help you and your family with the following expenses:
1.	Homefinding trips (i.e., meals, hotel, mileage, etc.)

2.	Temporary living expenses, (i.e., rental car, babysitter)

3.	Rental and lease termination assistance

4.	Move-related expenses (i.e., boxes, blankets, etc.)

5.	Additional home disposition and acquisition expenses.
IV.	Household Goods Move and Storage
A.	All coverage capped at $20,000
1.	Includes packing, shipping, storage and unpacking of fragile items

2.	Relocation Department to select van line
Total cap: $165,000*
*If costs exceed total cap of $165,000, receipts will be considered for reimbursement based on individual caps mentioned above.

Rob Gruen

Section III. Home Sale Assistance
..
Selling your home in a timely fashion at the best possible price is a relocation priority. To help you accomplish this goal, a home sale assistance program has been designed to assist you with all aspects of the home sale process. The objective of the home sale assistance is to help you realize the most value from the sale of your home in a reasonable period of time, enabling you and your family to purchase or rent a home in the new location.
The first step in selling your home is to contact the Borders Group Relocation Department as soon as possible. By talking with the company’s Relocation Specialist, you can obtain referrals for realtors who are members of the multiple-listing service in your area, who will help you market your home effectively.
A. Home Sale Assistance Eligibility
To be eligible for home sale assistance services described, the property must be your principal residence. Second homes, mobile homes, farms, properties with excess acreage for the area, investment or commercial property, and multifamily homes of more than two units are not eligible.
If your home falls into any of the excluded categories, or if you have tenants on your property, please contact the Borders Group Relocation Department. Alternative assistance options may be available.
B. Listing Your Home For Sale
A vital aspect of selling your home is listing it with a qualified realtor as soon as possible. The Relocation Department will work with you to recommend and select a qualified professional who is a member of the multiple listing service in your area, who can market your home aggressively and show it to as many potential buyers as possible.

Rob Gruen

Section III. Home Sale Assistance continued...
C. Completing the Sale
Once you close on the sale of the home, Borders Group will reimburse you up to $60,000 for eligible closing costs. Payment will be made as a reimbursement, based on the HUD Statement from closing, which should be forwarded to the Relocation Specialist for processing. The payment will be issued grossed up, through Payroll, along with the next payrun. It is taxable for all income/FICA taxes and the taxes due will be paid by the Company.
The following expenses may be used as a general guideline of what will be covered, as long as it falls within $60,000 (please note that all eligible items may not appear below):
*	Real estate sales commission

*	Reasonable attorney’s fees

*	Title fees, title policy, escrow fees, when required

of the seller

*	Mortgage prepayment penalties

*	State and federal transfer fees and/or stamps

*	Document preparation
The following expenses may be used as a general guideline of what will not be covered (please note that all ineligible items may not appear below):
*	Taxes

*	Insurance

*	Interest

*	Amounts toward the loan payoff

*	Escrow amounts

Rob Gruen

Section IV. Destination Assistance
A. Home Finding Assistance
Carefully selected real estate professionals are available to review your housing needs and assist you in the selection of a rental or real estate agent. In addition, they will provide you with information regarding places of worship, health services, recreational activities, and community organizations. The rental and real estate professionals are recommended based on their knowledge of the market and proven past performance. They can save you valuable time by focusing their experience on your needs and preferences.
Internet search results and referrals to local realtors (provided by The Employee Relocation Council (ERC) Directory) are available from the Relocation Specialist, if you are relocating to a new position outside of the Ann Arbor, MI area.
These services can be initiated immediately after your acceptance of the new position to help you with questions regarding the new location.
The BGI Relocation Specialist is able to provide resources for all relocating employees to utilize to locate their new home, but does not actually locate the new home for you. Borders Group does not co-sign any lease or purchase agreement for any reason.
B. Closing Assistance
If you are currently a homeowner eligible for home sale assistance, and purchase a primary residence in the new location, Borders Group will reimburse you up to $10,000 for eligible closing costs. The HUD Statement from closing should be forwarded to the Relocation Specialist for processing. The payment due will be issued grossed up (with the exception of discount points and origination fees) with the Company paying all taxes due. Reimbursement of discount points and origination fees is taxable to the employee, and will be reimbursed, less taxes due. Payment will be issued along with the next payrun.

Rob Gruen

Section IV. Destination Assistance continued...
The following expenses may be used as a general guideline of which closing costs will be covered, as long as they do not exceed $10,000 (please note that all eligible items may not appear below):
*	Up to 2 discount points, including buyer loan origination fee, will be reimbursed provided they are required to obtain a mortgage.

*	Appraisal report, credit report and survey fees, when required by law, custom or mortgagee

*	Escrow fee

*	Mortgagee’s title policy, abstract or title guarantee

*	Recording of mortgage and deed

*	State transfer tax

*	Attorney’s fee, notary fees and document preparation fees

*	Home, pest and radon inspection fees

*	Endorsement fees
The following expenses may be used as a general guideline of what will not be covered (please note that all ineligible items may not appear below):
*	Taxes

*	Insurance

*	Interest

*	Escrow amounts

Rob Gruen

Section V. Moving and Storing your Household Belongings
Van-Line Move and Storage
Borders Group will pay up to $20,000 for moving and storage services provided by selected vendors. Services will include packing, loading, and transporting your belongings from your old principal residence or from a storage location, and unloading and unpacking fragile items at your new principal residence. If you are required to vacate your former residence for contractual reasons, or if you are unable to occupy your home immediately upon arrival at your new location, storage will also be covered, as long as your total moving and storage costs do not exceed $20,000.
Packing and delivery will be scheduled during normal working hours (not weekends or holidays) to avoid overtime expenses. Charges for dismantling equipment will not be covered. At least two weeks lead time will ensure a higher likelihood of securing your move date with the contracted moving companies.
Special Moving Requirements:
Please be sure to discuss special moving requirements with the Relocation Department. Advance plans need to be made in order to move unique or oversized possessions not excluded below. You will also be advised about the best way to move any valuables, such as currency, antiques, jewelry, art objects, and other items not usually suited for van transport.
Borders Group will not reimburse you for insurance, storage, packing, shipment, unpacking, or assembly of the following items: recreational motor vehicles, airplanes or boats; patio slate, fertilizer, cement, firewood, lumber or other building materials; sand, animals, portable swimming pools, playhouse or other buildings; radio or TV towers, antennas, paint, volatile materials, explosives of any kind, inks, dyes, items that may cause damage to the shipment; illegal items (either illegal to move interstate commerce or possession of which is illegal in the state where you are moving), special electrical or plumbing connections, or cabinet work.

Rob Gruen

Section VI. Miscellaneous Expense Allowance
In addition to the items specifically provided for in the relocation assistance program, a variety of other relocation expenses may be incurred, which differ in kind from one employee to another. Therefore, you will receive a lump sum allowance of $75,000 less taxes, once you sign and return the relocation agreement. The lump sum payment will be issued through Payroll, along with the next payrun.
If you are new to the company, please ask your Hiring Manager (Field) or HR Representative (Home Office) to expedite your new hire paperwork. Receipt of this paperwork by HR Administration / Payroll enables the processing of your relocation lump sum allowance. Once the paperwork is received, all efforts will be made to provide your lump sum allowance to you prior to your move date.
These payments are intended to provide assistance with some or all of the following:
a)	Home search expenses, including but not limited to: airfare, rental car, meals, hotel, mileage, baby-sitter, etc.

(Please Note: travel arrangements must be paid out of your lump sum. Navigant Travel (or other vendor) cannot direct-bill to the Relocation Department.)

b)	Reimbursement of any closing costs which were not specifically covered in part by another part of the relocation policy

c)	Lease cancellation fees (please note that if an employee must cancel their lease to relocate, the cancellation of the lease and any costs beyond the regular relocation policy coverage remain the employee’s own responsibility), duplicate rental assistance, security deposit, utility hook-up or cancellation fees

d)	Temporary living expenses, included but not limited to: interim living facility, transportation to the new location, etc.

e)	Move-related expenses, including but not limited to: boxes, blankets, etc.

Rob Gruen

Section VII. General Information
•	The IRS will regard some of the reimbursements and allowances provided to you by the relocation assistance program as taxable income.
•	If your relocation involves a transfer within the company, you are eligible for up to 3-5 (paid) Relocation Days. Please contact your hiring manager (Field) / HR representative (Home Office) if you need to utilize any relocation time during your move.

Rob Gruen

Two-Year Relocation Agreement
In recognition of the expense that Borders Group, Inc. (BGI) will incur by moving you, you are required to sign this Relocation Agreement and return it to the Corporate Relocation Specialist. Completion of this document will be required as part of your acceptance of a position with the Borders Group division of BGI and prior to receiving any benefits derived from the Relocation Assistance Program.
Voluntary Termination
Should you resign, take a voluntary demotion (unless the voluntary demotion is taken in response to the elimination of your position within BGI) or be terminated for gross misconduct anytime prior to the one (1) year anniversary of your first relocation payment, you will be required to reimburse BGI for those expenses incurred by the Company as set forth in the Relocation Assistance Program.
1.	As of the effective date of this Agreement, Borders Group, Inc. (BGI) has or will spend a sum of money for the purpose of reassigning you and your eligible household members to your new work location.
2.	Prior to the effective date of this Agreement, you were given a Relocation Policy, which is incorporated herein by reference. This Policy sets forth those items which BGI will either pay on your behalf or reimburse to you, including, but not limited to, those expenses associated with the sale and purchase of your primary residence, homefinding trips, renter’s expenses, final move travel expenses, movement of household goods, temporary living expenses, automobile expenses, miscellaneous relocation allowance, and tax treatment.
3.	Since both parties agree that your employment with BGI is one of at will and is not bound by any written or formal agreement, it is agreed that should you voluntarily (or involuntarily due to gross misconduct) terminate your employment with Borders Group within two (2) years of receiving relocation benefits, as outlined in the Relocation Policy, you agree to repay reimbursements in accordance with the following schedule:

Position Start Date	Amount
Up to 1 year	100%
After 1 year and before 2 years	50%
After 2 years	0%
An individual release of liability may be granted at the discretion of the company. A release can be granted when someone demonstrates sufficient information necessitating a relocation for purposes of a family illness, death, or other hardship. All cases must be presented to and approved by the President of BGI.

4.	The Company may withhold from salary or other monies due you all advances either not reconciled within 30 days or due as a result of voluntary resignation or termination for gross misconduct within twenty-four (24) months after you are assigned to commence working in the new location.

5.	Further, I confirm that neither I nor any other household member is receiving relocation benefits from any other source. I acknowledge that relocation benefits paid by the Company would be subject to reduction, if benefits were also paid by another source.

Employee Name:

Social Security Number:

Effective Date of Job Assignment:

Department:	Reports To:

This Agreement is effective as of the first payment of relocation benefits. It is between BGI (“Employer”)

and you,		.

	Employee Signature	Date
Please return one copy of this agreement to Stephanie Gillett in the Human Resources Department prior to receiving any benefits derived from the Relocation Assistance Program. Fax: 734 477-4943.